Exhibit 10.37

ASSET PURCHASE AGREEMENT

by and between

CASEY’S MARKETING COMPANY

(as Purchaser)

and

NORDSTROM OIL COMPANY

(as Company),

NORDCO, L.L.C.,

NORDY’S, L.L.C.,

PYLON DEVELOPMENT, L.L.C.

and

JET TRANSPORT COMPANY

(together with the Company, collectively the “Sellers”)

Dated as of August 4, 2006

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August 4, 2006, by and among Casey’s Marketing Company (“Purchaser”), an Iowa corporation, Nordstrom Oil Company (the “Company”), an Iowa corporation, Nordco, L.L.C., an Iowa limited liability company (“Nordco”), Nordy’s, L.L.C., an Iowa limited liability company (“Nordy’s”), Pylon Development, L.L.C., an Iowa limited liability company (“Pylon”), and Jet Transport Company, an Iowa corporation (“Jet Transport”, and together with the Company, Nordco, Nordy’s and Pylon, collectively the “Sellers”).

WITNESSETH

WHEREAS, the Company is engaged in the business of owning and operating convenience stores (the “Stores”) located on the Locations in the State of Iowa; Jet Transport provides fuel transport services to the other Sellers and owns Automatic Teller Machines (“ATMs”) located in the Stores and used by the Company in connection with its Business, Nordco owns a joint venture interest in Iowa Stores, LLC, Nordy’s owns a parcel of real estate used by the Company in the operation of its business, and Pylon owns Stores Nos. 40 (Urbandale) and 50 (Cedar Rapids); and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, the Acquired Assets, as hereinafter defined, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“Abstract” has the meaning specified in Section 5.08(a).

“Accounts Receivable” means all accounts and notes receivable, rights to refunds, and deposits of any kind of Sellers.

“Acquired Assets” means the Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property (other than the Nordy’s trade name), Inventory, assignable Licenses and Permits, Real Property, Stores and all other assets of Sellers as of the applicable Closing Date presently situated at, pertaining to or used primarily at the Locations, of every kind, nature, character, and description, whether real, personal or mixed, whether accrued, contingent or other, whether or not reflected in any financial statement of Sellers, but excluding, in any such case, the Excluded Assets.

“Acquired Company Assets” means (i) the Company’s Intellectual Property used at the Locations (subject to Section 13.05), and (ii) all Assigned Contracts of the Company not specific to a single Location or Locations, in each case as set forth on Schedules I-A and I-B, respectively.

“Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Purchaser or Sellers, as the case may be, or which together with Sellers or Purchaser, as the case may be, is a member of a controlled group (within the meaning of Code Section 1563(a) determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C).)

“Agreement” has the meaning specified in the first paragraph of this Agreement and shall include the Exhibits and Schedules referred to herein which are incorporated herein by reference.

“Assigned Contracts” means those contracts, leases, limited liability company interests, agreements and arrangements assigned to Purchaser by Sellers hereunder and set forth in Schedule I-B.

“ATM Service Providers” means those financial institutions and maintenance providers listed on Schedule 5.03 hereto.

“ATMs” has the meaning specified in the recitals to this Agreement.

“Basket” means Two Hundred Fifty Thousand Dollars ($250,000).

“Business” means the convenience store business of the Company conducted at the Locations, including all ancillary services and products currently sold or provided by the Sellers in connection therewith.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Iowa.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Chambers and Owen” means Chambers and Owen Inc.

“Chambers and Owen Location” means the Chambers and Owen site containing the type of Inventory listed on Schedule I-C.

“Claim” has the meaning specified in Section 14.01.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” means the First Closing Date or the Second Closing Date, as applicable.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Benefit Obligations” has the meaning specified in Section 7.09(a).

“Company’s Branded Inventory” means the private branded inventory of Sellers at the Locations or on order by or with Chambers and Owen or stored by Chambers and Owen for the benefit of Sellers.

“Company Plans” has the meaning specified in Section 7.09(a).

“Company’s Welfare Plans” has the meaning specified in Section 13.02(c).

“Confidentiality Agreement” has the meaning specified in Section 9.06.

“COP Contract” has the meaning specified in Section 5.02.

“DSD Product” has the meaning specified in Section 3.03.

“Employment Transfer Date” has the meaning specified in Section 13.02(c).

“Encumbrances” has the meaning specified in Section 5.01.

“Environmental Requirements” means all past and present Laws relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including (i) Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, controlled substances and Hazardous Materials, (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, and (iii) CERCLA; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; RCRA; the Clean Water Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Atomic Energy Act of 1954, as amended; and the Occupational Safety and Health Act, as amended.

“Environmental Test Date” has the meaning specified in Section 6.01(h).

“Equipment and Machinery” means (i) all of the equipment (including car wash equipment), machinery, furniture, fixtures and improvements, shelving, trade fixtures, business machines, pizza ovens, cash registers, refrigeration equipment, tools, tooling, spare parts, supplies, computer hardware and software (to the extent assignable), and any and all other items of equipment used by Sellers at the Locations (including all assignable leases of such property), (ii) any rights of Sellers to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers and Sellers of any such item, and (iii) any related claims, credits, and rights of recovery with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Bankers Trust Company, N.A. of Des Moines, Iowa.

“Escrow Agreement” means the escrow agreement to be entered into on the First Closing Date among Purchaser, the Sellers and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Excluded Assets” has the meaning specified in Section 2.03.

“Extended Representations and Warranties” means the representations and warranties contained in Sections 7.01 (Organization: Power), 7.02 (Authorization and Validity of Agreement), 7.03 (No Conflict or Violation), 7.04 (Consents and Approvals), 7.07 (Tax Matters), 7.21 (Absence of Undisclosed Liabilities), and 7.17 (Title to the Acquired Assets and Related Matters).

“Files and Records” means all files and records of the Sellers relating to the Business and the Locations, whether in hard copy or magnetic or other format including customer and supplier records, equipment maintenance records, equipment warranty information, specifications and drawings, sales and advertising material, and computer software.

“First Closing Date” means the date that is three (3) Business Days following termination of the Hart-Scott-Rodino waiting period or any other date mutually agreed upon by the parties.

“Governmental Entity” means (i) any court, government agency, department, commission, board, bureau or instrumentality of the United States; (ii) any local, county, state or federal entity or political subdivision thereof; or (iii) any foreign governmental body of any kind.

“Hazardous Materials” means (i) any substance that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” pollutant, or contaminant under any Environmental Requirements, including CERCLA; RCRA; and any analogous and applicable Law or Environmental Requirements; (ii) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

“Indemnified Party” has the meaning specified in Section 14.03.

“Indemnifying Party” has the meaning specified in Section 14.03.

“Intangible Assets” means all intangible personal property rights of Sellers used exclusively in the Business, including without limitation, goodwill, customer lists and information, and all rights on the part of Sellers to proceeds of any PMMIC policies and claims on the part of Sellers for recoupment, reimbursement and coverage under such policies, except with respect to any recoupment or reimbursement to Sellers for expenditures incurred by Sellers prior to the applicable Closing Date.

“Intellectual Property” means all United States registered and unregistered trademarks, service marks, trade names used exclusively at the Locations (including the names “HandiMart” and “Nordy’s”), logos, brands, business identifiers, private labels, trade dress (including without limitation all goodwill and reputation symbolized by any of the foregoing), rights of publicity, processes, industrial designs, inventions, registered and unregistered copyrights and copyright applications, know-how and trade secrets, and all rights with respect to the foregoing, and all other proprietary rights that Sellers own, license or possess the exclusive right to use with respect to the Acquired Assets or in the conduct of the Business, in each case as set forth in Schedule I-D.

“Inventory” means all the stock-in-trade including merchandise, gasoline for sale, and supplies owned by Sellers and situated at the Locations or held by Chambers and Owen (or in transit to either of the foregoing) for the benefit of the Sellers on the applicable Closing Date, and all rights of Sellers to warranties received from their suppliers with respect to the foregoing (to the extent assignable), and related claims, credits, and rights of recovery with respect thereto.

“Knowledge of the Purchaser,” “Purchaser has knowledge,” “known to the Purchaser,” and “to the knowledge of Purchaser” and any other phrases of similar import mean, with respect to any matter in question relating to the Purchaser, the actual knowledge, after reasonable investigation, of such matter, if any, of John Harmon or Eli Wirtz.

“Knowledge of the Sellers,” “knowledge of the Company,” “known to the Company,” and “known to the Sellers” and any other phrases of similar import mean, with respect to any matter in question relating to the Company, or the Seller, the actual knowledge, after reasonable investigation, of such matter, if any, of the Shareholders, Brenda Kelchen or David Fry.

“Law” or “Laws” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Licenses and Permits” means all governmental licenses, permits, franchises, authorizations, and approvals that relate directly or indirectly to, or are necessary for, the conduct of the Business, including without limitation, those described in Schedule 7.11.

“Locations” means the Stores listed on Schedule I-E. The term “Location” includes land, buildings (including car wash facilities), Equipment and Machinery and the goodwill associated with the Business conducted at the Location.

“Material Adverse Effect” means any event, change, occurrence, condition or circumstance which has had or is reasonably likely to have a material adverse impact on any of the Acquired Assets or operations or financial condition of the Business conducted by the Company immediately prior to the Closing, or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement.

“New Employees” has the meaning specified in Section 13.02(a).

“NLRB” has the meaning specified in Section 7.10(b).

“Permitted Encumbrances” has the meaning specified in Section 5.01.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, office, department, commission, board, bureau or instrumentality thereof.

“Personnel” means the officers, employees and/or agents of Sellers whose primary place of work is at one of the Locations and those employees with supervisory responsibility for the Business.

“PMMIC” means the Petroleum Marketers Management Insurance Company.

“Policies” and “Policy” has the meanings specified in Section 7.12(a).

“Pro Rata Insurance Amount” means the pro rata portion of the total insurance premiums paid by the Company with respect to PMMIC insurance policies assigned and transferred to Purchaser on the applicable Closing Date that are attributable to the time period from such Closing Date to the end of the time period covered by such premiums.

“Pro Rata Prepaid Amount” means the pro rata portion of any prepayments made by Sellers prior to the applicable Closing Date with respect to the Acquired Assets, including, without limitation, the Pro Rata Insurance Amount, any amounts paid in connection with all maintenance contracts, prepaid rent, amounts payable in connection with signage or advertising in place at any Location or with the Iowa Department of Transportation, and amounts paid to ATM Service Providers, that are attributable to the time period from such Closing Date to the end of the time period covered by such prepayments.

“Prospective Employees” has the meaning specified in Section 13.02(a).

“Purchase Price” has the meaning specified in Section 3.01.

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“Purchaser’s Welfare Plans” has the meaning specified in Section 13.02(c).

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Real Property” has the meaning specified in Section 5.01.

“Required Consents” has the meaning specified in Section 2.06.

“Retained Locations” means Store No. 45 at 2545 N. Dodge Street, Iowa City, Iowa, and vacant land adjoining Store Nos. 19, 22, 48 and 51 as more fully described on Schedule 2.03(g) attached hereto. Retained Locations may also include Store Nos. 41, 43 and 44 as set forth in Section 3.01.

“Right of Access Agreement” has the meaning specified in Section 5.10.

“Second Closing Date” means the date that is the Business Day immediately following the First Closing Date.

“Sellers” means the Company, Nordco, Nordy’s, Pylon or Jet Transport, or any

combination thereof, as applicable, or as the context of the term as used herein otherwise requires.

“Shareholders” means David V. Nordstrom and Steven D. Nordstrom.

“Stores” has the meaning specified in the recitals to this Agreement.

“Survey” has the meaning specified in Section 5.08(d).

“Survival Date” means (1) for claims made based on an alleged breach of the Extended Representations and Warranties, the date on which the applicable statute of limitations would bar such claim, (2) for claims made based on an alleged breach of the provisions of Article VI (Environmental Matters), the applicable date set forth in the Environmental Response and Indemnification Agreement, substantially in the form set forth in Exhibit B, (3) for claims made based on an alleged breach of Section 13.06 (Restrictive Covenant), the date on which such covenant expires as set forth in the Non-Competition Agreements, and (4) for all other claims, the date that is twenty-four (24) months after the Second Closing Date.

“Tax” or “Taxes” means all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, fees, impositions, assessments and other governmental charges of any nature imposed upon a Person including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

“Tax Returns” means all returns, reports, information returns, and other documents (including all related and supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, or administration of any Taxes.

“Transfer” (which includes the term “Transferred”), with respect to the Sellers, means to sell, convey, transfer, assign and deliver the Acquired Assets.

“UCC Search” has the meaning specified in Section 5.08(b).

“Unsatisfactory Exceptions” has the meaning specified in Section 5.08(d).

“Unsatisfactory States of Fact” has the meaning specified in Section 5.08(d).

“WARN Act” has the meaning specified in Section 7.10(d).

ARTICLE II. TRANSFER OF THE ACQUIRED ASSETS

Section 2.01. Transfer of Assets. Subject to the terms and conditions herein set forth, on the applicable Closing Date, Sellers shall Transfer to Purchaser, and Purchaser shall acquire from Sellers, all of their respective rights, titles, and interests in and to the Acquired Assets, which are set forth on Schedule 2.01. Seventeen (17) Locations and the associated Acquired Assets will Transfer on the First Closing Date and the remainder of the Locations, the other Real Property listed on Schedule 5.01 and other Acquired Assets will transfer on the Second Closing Date. Purchaser shall notify in writing the Sellers of the applicable Closing Date with respect to which each Acquired Asset is to be Transferred by no later than fifteen (15) days prior to the First Closing Date.

Section 2.02. Transfer Free of Encumbrances. Except as set forth on Schedule 2.02, on the applicable Closing Date, Sellers agree that the Transfer by Sellers of the Acquired Assets to Purchaser as herein provided shall be, on such Closing Date, free and clear of all Encumbrances other than Permitted Encumbrances, and shall be made by appropriate deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to Purchaser and its counsel.

Section 2.03. Certain Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Acquired Assets shall not include the following assets of Sellers wherever situated (collectively, the “Excluded Assets”):

(a) all cash on hand or on deposit, cash equivalents and short-term investments;

(b) all inventory at the Locations which in the exercise by Purchaser of good faith is not found to be of merchantable quality or which is otherwise excluded pursuant to Section 3.03;

(c) all Inventory at any Retained Location or Inventory listed on Schedule 2.03(c) that can not be Transferred as a matter of Law;

(d) all assets of any kind or character located at, associated with or specific to the Retained Locations;

(e) all securities issued by any Person and owned by Sellers;

(f) all Accounts Receivable;

(g) all vacant land adjoining Store Nos. 19, 22, 48 and 51 as set forth on Schedule 2.03(g);

(h) the Real Property (and other assets) of each of the Sellers and Shareholders not situated at, associated with or specific to the Locations;

(i) all original copies of financial statements, Tax Returns and other financial or Tax records and information of Sellers;

(j) all claims for refund of Taxes and other governmental charges of whatever nature;

(k) Sellers’ copies of all Files and Records provided to Purchaser (Purchaser may retain the original);

(l) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof as listed on Schedule 2.03(l);

(m) all insurance policies and rights thereunder (except the PMMIC policies specified in Section 6.01(e));

(n) all rights in connection with and assets of the Company Plans;

(o) the stock records and minute books of Sellers;

(p) the name of any Sellers, including any variation or derivative thereof;

(q) all rights, causes of action and claims of Sellers under or pursuant to the terms and conditions of this Agreement; and

(r) the property and assets expressly designated on Schedule 2.03(r).

Within a reasonable time (but not more than thirty (30) days) following the First Closing Date, Sellers shall remove all tangible personal property included in the Excluded Assets from any of the Locations being Transferred. The Purchaser irrevocably grants Sellers the right and license to enter upon the properties or facilities of the Purchaser at reasonable times and upon reasonable notice to the Purchaser to remove the Excluded Assets as provided in the foregoing sentence.

Section 2.04. No Assumption of Liabilities. Except as set forth on Schedule 2.04, Purchaser shall not assume, and will not agree to assume or pay or perform, and Purchaser shall not be responsible for in any manner, any obligations or liabilities of Sellers, direct or indirect, known or unknown, choate or inchoate, absolute, fixed or contingent.

Section 2.05. Subsequent Documentation. At any time and from time to time after the First Closing Date, Sellers shall, upon the request of Purchaser, and Purchaser shall, upon the request of Sellers, promptly execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate (a) the Transfer hereunder of the Acquired Assets, (b) the performance by the parties of any of their other respective obligations under this Agreement, and (c) the purposes and intent of this Agreement.

Section 2.06. Assignment of Contracts. To the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of any other party thereto, the execution of this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. As a condition to the Closing, Sellers shall obtain the consents, approvals and waivers to the Assigned Contracts set forth on Schedule I-B (the “Required Consents”).

ARTICLE III. PURCHASE PRICE

Section 3.01. Purchase Price. Subject to Section 3.04, as full consideration for the Acquired Assets, Purchaser shall pay Sellers on the applicable Closing Date by wire transfer in immediately available funds an aggregate amount equal to the sum of the amounts allocable to the Acquired Assets being Transferred on such Closing Date, which such aggregate amount shall equal, after giving effect to the Transfers that occur on the First Closing Date and the Second Closing Date, (i) Sixty-Three Million Five Hundred Thousand United States Dollars ($63,500,000) (the “Purchase Price”) of which $3.5 million shall be payable to Jet Transport, $1.3 million shall be payable to Nordco, $575,000 shall be payable to Nordy’s, $5.0 million shall be payable to Pylon and the balance shall be payable to the Company as further set forth on Schedule 3.02; plus (ii) the Pro Rata Prepaid Amount which shall be payable to the Company, plus (iii) Three Hundred Twenty-Five Thousand Dollars ($325,000) for the Real Property described on Schedule 5.01 adjoining Store No. 28, which shall be payable to the Company, subject to the terms and conditions of this Agreement; provided, however, that:

(a) if the Company or Nordco is successful in acquiring the ownership of the interests in Iowa Stores, LLC which is presently owned by Conoco-Phillips Petroleum, Purchaser shall acquire such interests from the Company or Nordco and the Company or Nordco shall transfer such interests to Purchaser for an additional One Million Three Hundred Thousand Dollars ($1,300,000), which such additional amount shall be allocated to Nordco; and, provided further, that

(b) if the Company or Nordco cannot for any reason Transfer its current ownership interests in Iowa Stores, LLC and Store Nos. 41, 43 and 44, such Stores will be excluded from this Agreement and the Purchase Price shall be reduced to Fifty-Eight Million Nine Hundred Thousand Dollars ($58,900,000) of which $3.5 million shall be payable to Jet Transport, $575,000 shall be payable to Nordy’s, $5.0 million shall be payable to Pylon and the balance shall be payable to the Company as further set forth on Schedule 3.02.

The Pro Rata Prepaid Amount shall be determined in good faith by the Company and delivered to the Purchaser no later than two Business Days prior to the applicable Closing Date, and shall set out in reasonable detail the value of such Pro Rata Prepaid Amount, including any invoices or other statements relating thereto. Additionally, Purchaser shall pay for the Inventory as provided in Section 3.03.

Section 3.02. Allocation of the Purchase Price. Purchaser and Sellers agree to the allocation of the Purchase Price between the Company and each other Seller and among the several Acquired Assets and the Non-Competition Agreements as set forth in Section 3.01 and on Schedule 3.02.

The Purchaser and the Company shall file Internal Revenue Service Form 8594 (and/or other appropriate Tax Returns) with the applicable taxing authorities, and shall not file any amendments or take any action inconsistent with the foregoing in any audit, refund claim, Tax Return or any other administrative or judicial proceeding, pursuant to Section 1060 of the Code and underlying Treasury Regulations promulgated thereunder.

Section 3.03. Inventory; Consideration. On each Closing Date, representatives of Sellers and Purchaser shall take a physical count of all Inventory located at each Location and the Chambers and Owen Location that is to be Transferred on such Closing Date. Inventory which, in the exercise of good faith, is determined to be outdated or otherwise not of merchantable quality or which is listed in Schedule 3.03 as excluded from the transaction herein contemplated shall be excluded and shall be Excluded Assets. The Inventory at each Location and at the Chambers and Owen Location shall be valued, for purposes of this Agreement, as follows:

Beer and Pop (Soda) will be valued at the Company’s net cost, based on the last invoice for each product delivered to the Location.

Cigarettes and Tobacco Products will be valued at the Company’s net wholesale cost, based on Sellers’ paid invoices or the wholesale supplier’s quoted price on the applicable Closing Date, as Company may elect and provide suitable evidence acceptable to the Purchaser, less any manufacturer’s promotional monies (buy-down funds) attributable thereto, received or receivable by the Company.

Prepared and Fast-Food Products will be valued at the Company’s net cost, based on the vendor’s invoice for the last delivery of each type of product received at the Location, less any discounts and promotional allowances taken by the Company with respect thereto.

All Grocery-Category Product, including non-DSD beverage products, will be valued at a thirty-five percent (35%) markdown from the retail price on the applicable Closing Date.

All DSD Product exclusive of beer and pop, including but not limited to milk, breads and cakes, chips, nuts, snacks and ice cream, will be valued at a thirty-five percent (35%) markdown from the retail price on the applicable Closing Date.

Gasoline and Motor Fuels at each Location will be valued at the Company’s laid-in cost per gallon of the last delivery of each type of product received at the Location prior to the applicable Closing Date. Promptly upon receipt, the Company will provide to Purchaser paid invoices for purposes of confirming the Company’s cost.

Company’s Branded Inventory will be valued at the wholesalers’ invoice cost to the Company.

All other inventory of products and supplies will be valued at the Company’s cost, according to Sellers’ paid invoices therefor, except as the parties may mutually agree in writing to employ a different methodology.

For purposes of the foregoing, the Company’s “cost” shall be deemed to include freight or delivery charges, if any, actually incurred by the Company. Purchaser shall have no obligation to purchase any partial packages or opened containers of merchandise or supplies; provided, however, that the parties shall deal in good faith as to packages and containers of which the contents are themselves individually packaged; and provided further, that, with respect to bulk inventory, including, without limitation, bulk chemicals used in car wash facilities at the Locations and any other items contained in storage tanks and similar containers, Purchaser shall be obligated to purchase such inventory, provided the parties are able to determine, with reasonable certainty, the value attributable to any such inventory.

The Company shall provide to Purchaser within three Business Days of the Second Closing Date all information necessary to calculate the value of the Inventory pursuant to the methodology set forth in this Section 3.03, and Purchaser shall calculate and deliver to the Company the total value of the Inventory within ten (10) Business Days of the Second Closing Date. If the Company accepts such valuation or does not object to the total value of the Inventory as calculated by Purchaser within five (5) Business Days of its receipt of such calculation from Purchaser, then on the following Business Day, Purchaser shall pay to the Company, by wire transfer of immediately available funds, an amount equal to the total value of the Inventory as calculated by Purchaser. If the Company objects to the calculation of the total value of the Inventory, then Company shall notify Purchaser of such objection within five (5) Business Days of its receipt of such calculation from Purchaser, and Company and Purchaser shall seek to resolve any discrepancies; provided that, with respect to any amount not in controversy, Purchaser shall promptly pay such amount to the Company. Promptly following the resolution of such discrepancies, Purchaser shall pay to the Company the amount, as resolved. If Company and Purchaser are unable to resolve any discrepancies within 30 days of notice by Company of such objections, then any remaining disputed amounts will be determined within 30 days thereafter by a firm or individual to be mutually agreed upon by the parties whose determination will be final, binding and non-appealable. The Company and Purchaser will bear equally the fees and expenses payable to such firm or individual in connection with such determination.

Section 3.04. Escrow. Notwithstanding the foregoing, on each Closing Date, Purchaser shall cause One Million Five Hundred Thousand Dollars ($1,500,000) of that portion of the Purchase Price payable to the Company to be deposited with the Escrow Agent and shall be held and disbursed according to the terms of the Escrow Agreement.

Section 3.05. Fair Consideration. The parties acknowledge and agree that the consideration provided for in this Article III represents fair consideration and reasonable equivalent value for the sale and transfer of the Acquired Assets and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm’s-length good-faith negotiations between the parties and their respective representatives.

Section 3.06. Taxes. Company and each other Seller shall pay (i) to the appropriate authorities all Taxes arising out of the ownership of the Acquired Assets and Excluded Assets and out of the operation of the Business on and before the applicable Closing Date; and (ii) to the appropriate authorities all Taxes, including without limitation, gross and net income Taxes, and sales and use Taxes arising out of the transfer of the Acquired Assets, if any. All special assessments on the Real Property which are a lien on the Real Property on the applicable Closing Date shall be paid in full by Sellers on such Closing Date. All other special assessments shall be paid by Purchaser. Sellers shall pay or credit to Purchaser at closing an amount equal to all unpaid real estate and personal property taxes for fiscal years which conclude prior to the applicable Closing Date. Such taxes for the fiscal year in which the Transfer occurs shall be prorated between the Sellers and Purchaser as of such Closing Date, based on time of possession in the fiscal year (July 1 – June 30) of Transfer. Sellers’ portion of the property Taxes shall be an amount equal to such Taxes payable in the year of Transfer multiplied by a fraction, the numerator of which shall be the number of days in the applicable fiscal year on or before the applicable Closing Date and the denominator of which shall be the total number of days in the applicable fiscal year.

ARTICLE IV. CLOSING

Section 4.01. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at One Convenience Boulevard, Ankeny, Iowa, 50021, or at such other place as may be mutually agreed to by the parties on the applicable Closing Date.

Section 4.02. Deliveries by Sellers. Unless otherwise indicated in this Section, on the applicable Closing Date, the Company and each other Seller shall deliver to Purchaser executed copies of the following agreements, documents and other items:

(a) Bills of Sale in a form to be mutually agreed upon by the parties hereto and other instruments of assignment transferring the Acquired Assets on such Closing Date:

(b) Warranty Deeds in a form to be mutually agreed upon by the parties hereto, transferring the Real Property on such Closing Date;

(c) possession of the Acquired Assets referred to in paragraphs (a) and (b) of this Section on such Closing Date;

(d) on the applicable Closing Date, the Assignment of Leases by and between Sellers and Purchaser in a form to be mutually agreed upon by the parties hereto;

(e) on the First Closing Date, copies of all the corporate resolutions adopted by the Board of Directors and the Shareholders of Company authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

(f) on the applicable Closing Date, an Assignment Agreement for contracts other than the assigned leases in a form to be mutually agreed upon by the parties hereto;

(g) on the applicable Closing Date, copies of each consent, waiver, authorization and approval required pursuant to Section 7.04 of this Agreement;

(h) on the First Closing Date, the Certificate of Existence of the Company issued by the Iowa Secretary of State dated within thirty (30) days of such Closing Date;

(i) on the First Closing Date, certificates of the Sellers pursuant to Sections 12.02 and 12.03 of this Agreement;

(j) on the First Closing Date, the Non-Competition Agreements by and between Purchaser and the Sellers and Shareholders in the form attached hereto as Exhibit C-1, C-2 and C-3;

(k) on the First Closing Date, copies or originals of all documents and records in possession of the Sellers relating to the Assigned Contracts;

(l) on the First Closing Date, an executed copy of the Right of Access Agreement, if necessary, with respect to Store No. 48.; and

(m) certificate signed by an officer of the Sellers acknowledging delivery by Purchaser on such Closing Date of the items set forth in Section 4.03 of this Agreement.

Section 4.03. Deliveries by Purchaser. Unless otherwise indicated in this Section, on the applicable Closing Date, Purchaser shall deliver to Sellers the following agreements, documents and other items:

(a) the portion of the Purchase Price payable in accordance with Section 3.04:

(b) on the First Closing Date, copies of all corporate resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

(c) on the First Closing Date, certificates of the Purchaser pursuant to Sections 11.02 and 11.03 of this Agreement;

(d) on the First Closing Date, the Non-competition Agreement by and between Purchaser and the Sellers and Shareholders in the form attached hereto as Exhibit C-1, C-2 and C-3;

(e) on the First Closing Date, an executed copy of the Right of Access Agreement, if necessary, with respect to Store No. 48.; and

(f) Certificate signed by an officer of the Purchaser acknowledging delivery by Sellers on such Closing Date of the items set forth in Section 4.02 of this Agreement.

ARTICLE V. REAL PROPERTY; LOCATION ASSETS

Section 5.01. Real Property. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company and Nordy’s jointly and severally represent and warrant to Purchaser as follows:

Schedule 5.01 shall be prepared by both parties, acting in good faith within ten days of the date of this Agreement, and shall set forth a list of all real property that constitutes Acquired Assets owned by Company and/or Nordy’s, including real property in which Company or Nordy’s holds an option to purchase exercisable on or before the applicable Closing Date (“Real Property”). Real Property includes active underground storage tanks and gasoline dispensers, storage sheds and canopies, to the extent owned by the Company and/or Nordy’s. Except as set forth in Schedule 5.01, on the applicable Closing Date, Company and Nordy’s shall have good and merchantable title to the Real Property, free and clear of all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way and other encumbrances of any kind or nature whatsoever (collectively, “Encumbrances”), other than the following (collectively, the “Permitted Encumbrances”):

(a) the provisions of all applicable zoning Laws;

(b) the Encumbrances listed on Schedule 5.01; and

(c) Encumbrances that will be released and, as appropriate, removed of record at or prior to the applicable Closing Date, or as soon as practicable thereafter, in accordance with the terms of this Agreement.

On the applicable Closing Date, except for any Permitted Encumbrances, none of the Real Property is subject to any lease or grant to any Person of any right to the use, occupancy or enjoyment of such property or any portion thereof. Except for any Permitted Encumbrances, the Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any respect interfere with or impair the present and continued use thereof as currently used by Sellers in the conduct of the Business. On the applicable Closing Date, there shall be no pending or, to the knowledge of the Company, threatened condemnation proceedings relating to any part of the Real Property.

Section 5.02. Debranding; Removal of Signage. Purchaser agrees to assume the obligations which the Company has pursuant to the terms of the contract for the Locations which the Company has with Conoco-Phillips Petroleum (the “COP Contract”), requiring the Company (a) to maintain Conoco-Phillips Petroleum signage and brand identification, and (b) purchase and sell only Conoco-Phillips Petroleum products through February 28, 2007; provided, however, that in the event Store Nos. 41, 43 and 44 are purchased or operated by Purchaser pursuant to the terms of this Agreement, in addition to the foregoing clauses (a) and (b) with respect to such Stores, Purchaser shall assume the obligations of the COP Contract through the February 28, 2007 expiration date and for an additional period of 10 years, or such lesser period following the expiration date as Conoco-Phillips Petroleum may agree. Other than the COP Contract, as of the First Closing Date, the Company does not have any agreements with producers and/or distributors of gasoline and other motor fuels requiring that the Company purchase specified or determinable quantities of such products at prices or according to pricing formulas specified, with respect to each of the Locations or requiring that any Locations be branded in the name of any of such suppliers or offer for sale the products thereof.

Section 5.03. Automatic Teller Machines. Schedule 5.03 hereto is a complete listing of all Locations equipped with an Automatic Teller Machine (ATM). Each of Jet Transport and the Company warrants that all ATMs situated at the Locations and used in connection with the Business thereof, except as indicated in Schedule 5.03, are owned by either Jet Transport or the Company and are maintained and serviced by ATM Service Providers pursuant to a written agreement with the Company. If Purchaser determines that it will assume any leases or service agreements with respect to such ATMs, then by no later than ten days after the date hereof it shall notify the Company of such leases and/or service agreements, including detailing the applicable Closing Date for when the assumption will take effect, and the Company will use commercially reasonable efforts to assign and transfer to the Purchaser its rights and interests under any leases or service agreements with respect to said ATMs, or will terminate the same and hold Purchaser harmless with respect thereto. To the extent Purchaser notifies the Company that it will assume any lease and/or service agreement with respect to such ATMs, then following the Closing Date and promptly upon receipt of the revenue statement relating to the period in which the Closing Date occurs, Purchaser shall pay to Jet Transport and/or the Company, as the case may be, the pro rata portion of any revenues attributable to the period up to and including the Closing Date with respect to such ATMs.

Section 5.04. Company/Sellers Leases Terminated. Except as set forth on Schedule 5.04, as of the applicable Closing Date there will be no leases whereby the Shareholders or an Affiliate has leased to the Company a Location or Locations and/or any Equipment and Machinery located thereon.

Section 5.05. Conformity of the Real Property. Sellers jointly and severally represent and warrant to Purchaser as follows:

All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Property conform in all respects to applicable Laws, including, inter alia, those related to zoning, use and construction, and all Real Property is zoned for the purposes for which it is presently used by the Sellers. All such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair, subject to normal wear and tear, and no condition exists which interferes with the economic value or use thereof.

Section 5.06. Equipment and Machinery. Sellers jointly and severally represent and warrant to Purchaser as follows:

(a) Schedule 5.06(a) sets forth a list of, or otherwise describes, all material Equipment and Machinery included in the Acquired Assets. Except as set forth in Schedule 5.06(a), such Sellers have good title, free and clear of all Encumbrances (other than the Permitted Encumbrances) to the Equipment and Machinery listed.

(b) The Equipment and Machinery are in good operating condition and repair (except for ordinary wear and tear), are sufficient for the operation of the Business as presently conducted, and are in conformity in all material respects with all applicable Laws or other requirements.

(c) Except as provided hereafter or in Schedule 5.06(c), no Equipment and Machinery is kept, used, maintained or operated on the Real Property pursuant to a lease or other contract or understanding with a third party which is not terminable at will or upon sale of the Real Property to Purchaser. Upon notice from Purchaser within ten days of the date hereof, the Sellers shall, at Sellers’ expense, remove or direct the owner(s) of any Equipment not owned by Sellers to be removed from the Locations as of the applicable Closing Date.

Section 5.07. Inventories. Company represents and warrants to Purchaser that all items of Inventory included in the Acquired Assets consists and shall consist on the applicable Closing Date of a quality and quantity usable and saleable in the ordinary course of the Business. All Inventory (other than Inventory in transit in the ordinary course of the Business) is located at the Locations or the Chambers and Owen Location.

Section 5.08. Title Evidence. As evidence of title to and condition of the Real Property, the Company and Nordy’s have previously delivered to Purchaser with respect to the Real Property set forth on Schedule 5.08:

(a) Abstracts: an abstract (the “Abstract”) or Abstracts of title to the Real Property listed on Schedule 5.08 continued and certified through a recent date, for examination by Purchaser’s attorney. Each Abstract shall show merchantable title in the Company or Nordy’s, as the case may be, in conformity with this Agreement, applicable law, and prevailing title standards in the State of Iowa subject only to easements, covenants and restrictions of record. Sellers shall bear the cost of any additional abstracting and title work due to any act or omission of the Company or Nordy’s prior to Closing, including transfers by operation of Law. The Abstracts of title shall become the property of the Purchaser when the Purchase Price is paid in full for each separate parcel.

(b) UCC Search: A Uniform Commercial Code search against Sellers from the Office of the Iowa Secretary of State as of a current date, together with complete copies of all documents which are shown as exceptions therein (the “UCC Search”) and which would affect the title to any of the Acquired Assets.

(c) Survey: the Company and Nordy’s have provided or will provide to the Purchaser prior to the Closing all originals or copies (if originals are not available) of any and all survey maps, drawings or plats of survey of the Real Property in their possession. If requested by Purchaser and at Purchaser’s expense, the Company or Nordy’s shall provide to Purchaser a copy of a staked survey of any of the Real Property listed on Schedule 5.08 made in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping, and meeting the accuracy requirements of a Class A Survey, as defined therein, by a registered engineer or surveyor satisfactory to Purchaser, certified to Purchaser and, if applicable, the Title Insurer as of a current date, containing an exact perimeter legal description of the Real Property listed on Schedule 5.08 showing the topographic contours of the Real Property and the exact gross and net acreage of such Real Property (the “Survey”).

(d) Reports: Within ten (10) days of this Agreement, Purchaser shall deliver to Sellers a schedule that sets forth any exceptions which Purchaser has to Seller’s title as not being merchantable and any exceptions which Purchaser has to Encumbrances of record which interfere with or impair the present and continued use of such Real Property as currently used by Sellers in the conduct of the Business which appear in any Abstract for any owned Real Property, any exceptions enumerated in the UCC Search, and any states of fact shown on any Survey received by Purchaser prior to the date of this Agreement, which are unsatisfactory to Purchaser collectively, “Unsatisfactory Exceptions” and “Unsatisfactory States of Fact,” respectively; provided that if Purchaser fails to produce and deliver to Sellers such schedule within such ten (10) day period, then Purchaser shall be deemed to have delivered such schedule free of exception to title and Encumbrances. With respect to any Abstract relating to any leased Real Property or any Survey received by Purchaser following the date of this Agreement, Purchaser shall update such schedule to reflect any additional Unsatisfactory Exceptions and/or Unsatisfactory States of Fact based on such Survey within ten (10) days of receipt of such Survey; provided that if Purchaser fails to produce and deliver to Sellers such updated schedule within such ten (10) day period, then Purchaser shall be deemed to have delivered such updated schedule free of exception to title and Encumbrances. The Company shall, at its sole cost and expense, use its reasonable best efforts to cause any Unsatisfactory Exceptions to be released, any Unsatisfactory States of Fact to be corrected or shall make arrangements therefore satisfactory to Purchaser, by no later than the applicable Closing Date. If the Company has not remedied any Unsatisfactory States of Fact or Unsatisfactory Exceptions with respect to any Real Property by the Closing Date, then, unless Purchaser determines to accept such Real Property with such Unsatisfactory States of Fact and/or Unsatisfactory Exceptions, such Real Property shall no longer be subject to this Agreement and this Agreement shall be deemed amended accordingly and the Purchase Price shall be reduced by the amount allocated to such Real Property in a schedule to be agreed by the parties within ten days of execution of this Agreement. Whether or not the transactions provided for and contemplated by this Agreement are consummated, all costs and expenses of obtaining the Abstract and obtaining the UCC Search shall be borne solely by Sellers and all costs and expenses of any Survey shall be borne by Purchaser.

Section 5.09. Williamsburg Restaurant Lease. Prior to the First Closing Date, the parties shall have entered into a lease agreement with respect to the Williamsburg Restaurant, in a form to be mutually agreed upon by the parties hereto.

Section 5.10. Right of Access Agreement. On or prior to the First Closing Date, the Company shall have either (i) obtained access to the vacant land adjoining Store No. 48 by agreement with the owner of such vacant land or (ii) the parties shall have entered into a right of way or right of access agreement (a “Right of Access Agreement”) whereby the Sellers shall be granted the right of egress and ingress over the real property where Store No. 48 is located for purposes of accessing the Retained Location adjoining Store No. 48.

ARTICLE VI. ENVIRONMENTAL MATTERS

Section 6.01. Environmental Compliance. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby,

Company and each other Seller severally and not jointly represent and warrant to Purchaser as follows:

(a) Except as set forth in Schedule 6.01(a), no material amount of Hazardous Material has been disposed of, spilled, leaked or otherwise released at, on, in, from or below any Real Property nor has any material amount of Hazardous Material come to be located in the soil, surface water or groundwater at, on, in, from or below any Real Property; since the applicable Environmental Test Date, no material amounts of Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used or otherwise handled by Sellers on any Real Property, except in material compliance with any Environmental Requirements; and there is no material condition affecting any Real Property known to Sellers which is in violation of any Environmental Requirement or which would require investigation, environmental response, including but not limited to corrective action or remedial action, under any Environmental Requirements.

(b) Except as set forth in Schedule 6.01(b), Sellers are in compliance and have complied in all material respects with all federal, state and local Environmental Requirements and have not been cited for any violation of any such Environmental Requirements; as of the applicable Closing Date, no material capital expenditures will be required for compliance with any applicable Environmental Requirements; there is no pending investigation, civil, criminal or administrative action, notice or demand letter, request for information, notice of violation, or other proceeding known to Sellers by any Governmental Entity with respect to (i) the release, discharge or emission of any pollutant or contamination, (ii) ground or surface water, soil or air contamination, (iii) the storage, treatment, release, transportation or disposal of Hazardous Materials, (iv) the use of underground storage tanks by Sellers or (v) the violation of any Environmental Requirement; Sellers have received no notice, claim or other communication from any party concerning any past, present or future events, actions or conditions which may give rise to any liability of Sellers relating to the presence of Hazardous Materials on or from the Real Property or on the real property of any Person; and Sellers have no agreement with any Governmental Entity relating to any such environmental matter or any environmental or Hazardous Materials cleanup.

(c) Except as set forth on Schedule 6.01(c) or as hereinafter specifically provided otherwise, the following are true or will be true as of the applicable Closing Date, as to each parcel of Real Property and the improvements, fixtures and Equipment included therein:

(i) all storage tanks, lines, pumps, and related systems and facilities in which gasoline, gasohol, or other petroleum, Hazardous Materials, or motor fuels are stored, transferred, or dispensed on the Real Property are in good working condition, ordinary wear and tear excepted, and the same do not leak and have not suffered any damage which might produce a leak or spillage into the environment which has not been properly repaired or corrected.

(ii) no third party has alleged or alleges any claim for damages due to a spillage or release of gasoline, gasohol or petroleum, Hazardous Materials, or other motor fuel or any hazardous substance or pollutant into the environment on, about, or from the Real Property.

(iii) no material spillage, loss, escape or release of gasoline, gasohol or petroleum, Hazardous Material or other motor fuel or any hazardous or controlled substance or pollutant has occurred on or from the Real Property which has not been fully remediated or corrected, except as otherwise disclosed herein.

(iv) the Real Property and the groundwater thereunder are not contaminated with any Hazardous Materials or controlled substance, material or pollutant, including petroleum, gasoline and/or its byproducts, to the extent that cleanup, monitoring or other corrective or investigative action or assessment is required under applicable Federal, state or local environmental Laws or regulations and Environmental Requirements.

(d) Any and all underground fuel storage tanks located on the Real Property have been duly registered with the Iowa Department of Natural Resources (IDNR) and that all taxes, fees, penalties, and other charges by reason thereof have been paid in full. If not, then the Company will take all steps necessary to assure that all such tanks are duly registered and that all taxes, fees, penalties and other charges payable in order to bring the Real Property into compliance with all such registration Laws and/or regulations have been paid in full, as of the applicable Closing Date.

(e) The Real Property is presently insured pursuant to a policy or policies providing coverage against losses, liability or the expenses of remediation, investigation, assessment or monitoring and claims of third parties (except as set forth in Schedule 6.01(e)) due to the presence of contamination of the soil or groundwater by petroleum, gasoline, its by-products, or hazardous or controlled substances or pollutants to the extent required by the Environmental Requirements; that all premiums for such coverage through the applicable Closing Date have been paid; and that Sellers’ or Sellers’ policies of insurance will be in full force and effect as of the applicable Closing Date hereunder. The Sellers will assign and transfer to Purchaser, as of the applicable Closing Date, the Sellers’ rights, entitlements, benefits and interest in, to, and under such policy or policies of insurance provided through PMMIC and any other policy, contract, plan or program providing similar coverage or benefits; provided, however, that any such assignment or transfer does not work a termination of the Sellers’ rights to coverage for, or benefits payable with regard to, losses occurring or claims arising prior to the effective date of the assignment; and, provided further, that the Purchase Price shall be increased by the Pro Rata Insurance Amount. Purchaser agrees, at Purchaser’s expense, to maintain such PMMIC insurance for two years following the applicable Closing Date and Purchaser shall be liable for all environmental claims to the extent of such PMMIC insurance assigned to Purchaser by Sellers as contemplated by this Agreement, but only to the extent covered by such insurance.

(f) As of the applicable Closing Date, the Real Property and all fuel storage tanks, lines, dispensers and related systems and facilities included therein will be in material compliance with all applicable rules and regulations of the Iowa Department of Natural Resources (IDNR), any other state agency(ies) having jurisdiction of the same, and the U.S. Environmental Protection Agency (EPA), and that all leak detection devices, overfill and spill protection systems, monitoring wells and other equipment or facilities then required to be in place and operative under such rules, regulations and all applicable Laws will be installed and operating properly as of such Closing Date.

(g) The Sellers and Purchaser acknowledge that previous to the execution hereof, the Purchaser has caused, and prior to the applicable Closing Date may again cause, tests to be conducted of any or all fuel storage tanks, lines and related facilities to determine if the same are tight and do not leak. The cost of any such tests shall be borne by the Purchaser. However, if any repairs or other work is necessary to gain access to the equipment or facilities tested or to render the same fit for testing, Sellers will arrange and pay for the same or will reimburse Purchaser the actual reasonable cost thereof. Purchaser shall have no responsibility for any repairs, corrections or replacements indicated by the test results to be necessary or advisable; provided that if any damage is caused during or as a result of such tests, Purchaser shall pay to the Sellers for such damages.

(h) The Sellers and Purchaser acknowledge that prior to the execution hereof the Purchaser has caused, and prior to the applicable Closing Date shall have the further right and option to cause tests of any kind whatsoever at and about the Real Property to be conducted by a qualified testing agency and/or laboratory to determine whether environmental contamination may be present. The cost of such tests will be borne by the Purchaser. The dates as of which such sampling are completed at each Location is referred to herein as the “Environmental Test Date” as to such Location. Any clean-up or other investigative, corrective or remedial procedures which may be indicated as necessary pursuant to Environmental Requirements as a result of such tests will be the responsibility of the Sellers, subject to approval of the Purchaser and the other provisions of this Agreement. Sellers hereby authorize access to the Real Property by Purchaser and/or its agents and consultants for the purposes of conducting such tests and shall provide information as necessary to assist Purchaser in causing such tests to be performed. Notwithstanding the foregoing, the Sellers and the Purchaser shall each have the right to rescind this Agreement as to any Location in the event tests of such Location conducted after the date of this Agreement reveal the presence of contamination requiring clean-up or other corrective or remedial procedures, including monitoring, under applicable Laws or regulations; provided, however, that the Sellers shall not be entitled to so rescind if, within ten (10) days following receipt of Sellers’ notice of rescission, Purchaser elects to acquire the subject Location in accordance with Section 6.01(k) notwithstanding a finding of contamination, or to waive in writing its right of rescission hereunder and agrees to accept the said Location in its current environmental condition.

(i) Purchaser shall have the further right to rescind this Agreement and terminate its obligations hereunder as to any Location, at any time prior to the applicable Closing Date, in the event that Purchaser becomes aware after the date hereof that the tanks, fuel lines, dispensers, and other fuel-handling facilities are not in fact as represented in Section 6.01(c) (and are not satisfactorily repaired or corrected by the Sellers prior to the applicable Closing Date), or that any other matter the Sellers in Section 6.01(c) has represented as true, with respect to third-party claims, spills, losses or releases of motor fuel or any hazardous or controlled substance or pollutant on the Location, or contamination of the Location and/or the groundwater therein is in fact untrue in any material respect.

(j) The Purchaser has made (or will make, prior to Closing) available to Sellers the reports of soil and groundwater tests conducted pursuant to Section 6.01(h) hereof. The disclosures made by Company and/or Sellers in Schedule 6.01(j) are a complete and accurate statement of the material environmental histories of the Real Property comprising each Location, as known to the Sellers, and the only known contamination or pollution on any of the Real Property in addition to that reflected in the reports of Purchaser’s environmental consultant(s) is as set forth in said Schedule 6.01(j). Sellers have provided to Purchaser any and all reports, data and correspondence regarding the environmental conditions of the Real Property and/or, to Sellers’ knowledge, the names of any and all parties/entities who may have such information, including the names of all consultants, engineers, or employees (past or present) who may have such information.

(k) Sellers shall assign and transfer (provided such benefits and coverage are assignable) to Purchaser all Sellers’ rights and interest in, under and to any program, policy, plan or fund described in Section 6.01(e) and covering against contamination-related hazards as to all Locations Transferred hereby for losses, damages, remediation obligations, or liability and/or any other state insurance program (including the Iowa Comprehensive Petroleum Underground Storage Tank Fund established pursuant to Chapter 455G of the Code of Iowa), commercial insurance policy, or other reputable and fiscally sound entity, plan or program providing collectible benefits and all benefits receivable thereunder. Purchaser shall be liable for all environmental claims to the extent covered by such fund. In such event, Purchaser shall not be required to reimburse Sellers the amount of any deductible or co-payment amount incurred to date under any program, contract, plan or policy providing insurance benefits with respect to the subject Real Property.

(l) The Sellers hereby authorize Purchaser to obtain from Sellers’ environmental consultants or contractors, the IDNR, and any other State, Federal, or local agency(ies) having jurisdiction of matters related to contamination of the Real Property, any and all information which may be available concerning the environmental history of the Real Property, tests or investigations performed on the Real Property and the results thereof, remediation and/or monitoring performed or to be performed, and the reports, findings and/or opinions of such consultants, contractors or agencies concerning the same; and the Sellers will execute appropriate forms of consent authorizing representatives of such consultants, contractors or agencies to discuss the foregoing matters with representatives of Purchaser and Purchaser’s consultant(s).

Section 6.02. Environmental Response and Indemnification Agreement Executed. As of the First Closing Date the Sellers and Purchaser shall execute an Environmental Response and Indemnification Agreement substantially in the form of Exhibit B, setting forth the respective rights, responsibilities and obligations of the parties with respect to contamination of the soil and/or groundwater at the Locations which occurred before such Closing Date, as well as contamination occurring after such Closing Date.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF

COMPANY AND EACH OTHER SELLER

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company as to every representation and warranty and each other Seller severally and not jointly represent and warrant to Purchaser as follows:

Section 7.01. Organization: Power. Company is a corporation duly organized and validly existing under the Laws of the State of Iowa.

Section 7.02. Authorization and Validity of Agreement. The Company has all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets, to carry on the Business as it is now being conducted, and to enter into, execute and deliver this Agreement and all agreements contemplated hereby, to consummate the transactions contemplated by this Agreement and to comply with and fulfill the terms and conditions of this Agreement. Each Seller has the authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Company and each other Seller and the consummation by Company and each other Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Company and each other Seller, and no other corporate or other proceedings on the part of Company or any other Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Company and each other Seller and constitutes the legal, valid and binding obligation of the Company and each other Seller, enforceable against Company and each other Seller in accordance with its terms and conditions.

Section 7.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Company and each other Seller do not and shall not: (a) violate or conflict with any provision of the articles of incorporation, bylaws or other governing document of Company and each other Seller, (b) violate any provision of Law of any Governmental Entity applicable to Company, Sellers or the Business; (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assigned Contract to which Company or any other Sellers are a party, or by which Company’s or Sellers’ assets or properties may be bound, other than as set forth on Schedule 7.03; or (d) result in the imposition of any Encumbrance, other than a Permitted Encumbrance, or restriction on the Business or any of the Acquired Assets.

Section 7.04. Consents and Approvals. Schedule 7.04 sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any Governmental Entity required in connection with the execution and delivery of this Agreement by Sellers or the performance by Sellers of their obligations hereunder. Sellers and Purchaser agree to cooperate in the preparation and filing of any materials necessary to comply with the Hart-Scott-Rodino Act and agree to equally share the filing fees associated with such filing.

Section 7.05. Financial Information. Each individual Store Income Statement, as well as the All Stores Combined Store Income Statement for the fiscal years ended November 30, 2003, 2004, and 2005, plus the most recent year-to-date Income Statements (both for individual Stores and all Stores combined) for the fiscal year ending November 30, 2006, and all other financial information provided by the Company to Purchaser with respect to the Business is true, complete and not misleading in all material respects (except for the absence of footnotes and/or usual year-end adjustments).

Section 7.06. Absence of Certain Changes or Events. Except as set forth on Schedule 7.06, since November 30, 2005, the Company has operated the Business at the Locations in the ordinary course consistent with past practice and there has not been any:

(a) Material Adverse Effect;

(b) (i) except for normal periodic increases in the ordinary course of the Business, increase in the compensation payable or to become payable to any Personnel at the Locations engaged in the Business, (ii) bonus, incentive compensation, service award or other like benefit granted, made, or accrued, contingently or otherwise, for or to the credit of any Personnel at the Locations engaged in the Business other than in the ordinary course of the Business, (iii) employee welfare, pension, retirement, profit-sharing, or similar payment or arrangement made or agreed to by the Company for any Personnel at the Locations engaged in the Business other than in the ordinary course of the Business, or (iv) new employment agreement with any Personnel at the Locations engaged in the Business to which the Company is a party;

(c) addition to or modification of any employee benefit plan, arrangement, or practice described in Schedule 7.09 other than (i) the extension of coverage to other employees of the Company who became eligible after November 30, 2005, or (ii) changes required by Law;

(d) sale, assignment or transfer of any of the assets or properties of Sellers used in the Business and situated at the Locations except in the ordinary course of the Business consistent with past practice;

(e) execution and delivery, amendment, cancellation or termination of any Assigned Contract, license or other instrument material to the Business;

(f) with respect to each Location, capital expenditure or the execution of any lease or any incurring of liability therefor in connection with the Business involving payments in excess of $20,000;

(g) with respect to the Locations, failure to repay or discharge any material obligation or liability;

(h) with respect to the Locations, failure to operate the Business in the ordinary course or to preserve the Business intact, to keep available to Purchaser the services of the Personnel and to preserve for Purchaser the goodwill of Sellers’ dealers, suppliers, customers and others having business relations with it;

(i) damage, destruction or loss (whether or not covered by insurance) affecting the Acquired Assets or the Business;

(j) mortgage, pledge or other encumbrance of any of the Acquired Assets;

(k) agreement to do any of the foregoing; or

(l) other event or condition of any character which in any one case or in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the Business as conducted at the Locations

Section 7.07. Tax Matters. Sellers have duly and timely filed all Tax Returns required to have been filed with any federal, state, local or foreign taxing authority on or before the applicable Closing Date and have timely paid all Taxes due and payable by Sellers on or before such Closing Date, whether or not shown on such Tax Returns. Sellers have set up reserves or accruals which they consider adequate for the payment of all Taxes for all periods through the applicable Closing Date. No taxing authority has asserted any claim against Sellers for the assessment of any additional Tax liability or initiated any action or proceeding which could result in such an assertion. Sellers have made all withholding of Taxes required to be made under all applicable Laws and regulations, including without limitation, withholding with respect to sales and use Taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate taxing authorities. No Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code or of Sub-Chapter A or Chapter 3 of the Code, or of any other comparable provision of Law.

Section 7.08. Intellectual Property. All Intellectual Property owned by Sellers and material to the Business is listed on Schedule 7.08. Except as set forth on Schedule 7.08, all Intellectual Property material to the Business is owned by the Company, free and clear of all Encumbrances, and is not known by the Company to be the subject of any challenge. The Company is not aware of any facts that would invalidate or render any Intellectual Property unenforceable. Except as disclosed on Schedule 7.08, (a) there are no licenses now outstanding or other rights granted to third parties under any Intellectual Property, and (b) the Company is not a party to any agreement or understanding with respect to any Intellectual Property. No unresolved claims have been made, and there has not been communicated to Company the threat of any such claim pertaining to the use of the HandiMart trade name. The use of the HandiMart trade name does not infringe the trademark, copyright or other proprietary right of any third party.

Section 7.09. Employee Benefit Plans.

(a) As used in this Section 7.09 and Section 14.01. the following terms have the meanings set forth below:

“Company Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, consultants or agents, other than obligations, arrangements, and practices that are Company Plans, that are owed, adopted, or followed by the Company, including severance payment policies and fringe benefits within the meaning of Code Section 132.

“Company Plans” means each voluntary employees’ beneficiary association under Section 501(c)(9) of the Code whose members include employees of the Company and all employee benefit plans, as defined in Section 3(3) of ERISA, to which the Company is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated.

(b) Schedule 7.09(b) contains a true and complete list of all Company Plans and Company Benefit Obligations. All such Company Plans and Company Benefit Obligations are in full force and effect and are in compliance in all material respects, both as to form and operation, with applicable provisions of ERISA, the Code, and any other applicable Laws, and with any applicable collective bargaining agreement. No event has occurred, and there exists no condition or set of circumstances which has resulted in or which would reasonably be expected to result in the imposition of any liability on Company under ERISA, the Code or other applicable Law with respect to such Company Plans or Company Benefit Obligations;

(c) Other than Jet Transport, the Company is not part of a controlled group of employers with any other person (as defined in Section 7701(a)(l) of the Code) which is considered a single employer under Sections 414(b), (c), (m), or (o) of the Code, or Section 4001(b)(l) of ERISA, or the regulations promulgated thereunder;

(d) Except as set forth in Schedule 7.09(d), the Company does not sponsor, maintain, contribute to, or is required to contribute to, any “multi-employer plan” within the meaning of Section 3(37) or 4001 (a)(3) of ERISA, and has no liability of any nature, whether fixed or contingent, with respect to any such multi-employer plan; and

(e) Except as set forth in Schedule 7.09(e), the Company does not sponsor, maintain, contribute to, or is required to contribute to, and has no liability of any nature, whether fixed or contingent, with respect to, any medical, health, life or other welfare benefits for present or future terminated or retired employees or their spouses or dependents, other than as required by Part 6 of Subtitle B of Title I of ERISA, COBRA, or any comparable state Law. The Company and each Affiliate are and have been in material compliance with the requirements of COBRA and neither the Company nor any of its Affiliates are subject to any excise tax under Code Section 4980B for the current or any prior taxable year.

Section 7.10. Personnel; Labor Relations.

(a) Schedule 7.10(a) sets forth all collective bargaining agreements and relationships with Personnel, to which the Company is a party, identifying the parties thereto, the expiration dates, and the status thereof.

(b) Except as set forth in Schedules 7.10(b) and 7.15, (i) there is no labor strike, lockout, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company, nor has any such event occurred within the past five (5) years; (ii) there are no union claims to represent the Company’s Personnel; (iii)

the Company is not a party to nor bound by any collective bargaining or similar agreement with any labor organization, or by any written or unwritten work rules or practices material to the Company agreed to with any labor organization or employee or Personnel association; (iv) none of the Company’s Personnel are represented by any labor organization and there has been no attempt to organize any group or all of the Company’s Personnel within the past five (5) years, and the Company has not received notice of any current union organizing petition to the National Labor Relations Board or any other Governmental Entity (collectively referred to as “NLRB”), nor has the Company received notice of any NLRB procedure concerning representation of any of its Personnel; (v) the Company is in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health; (vi) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of Company, threatened before the NLRB (and Company does not believe that there exists any reasonable basis therefor); (vii) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure (and the Company does not believe that there exists any reasonable basis therefor); (viii) there is no charge with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful and/or discriminatory employment practices (and the Company does not believe that there exists any reasonable basis therefor); (ix) the Company has not received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to the Company, and no such investigation or other inquiry involving the Company is in progress; (x) there is no claim, action, suit, proceeding, investigation or inquiry pending or, to the knowledge of the Company, threatened, in any forum by or on behalf of any present or former Personnel of the Company, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (xi) there is no private agreement which restricts the Company from relocating, closing, or terminating any of its operations or facilities; (xii) the Company has no present intention to terminate the employment of any Personnel due to misconduct or unsatisfactory performance; (xiii) the Company has not received notice of any assertion or allegation of any wrongful employment action or practice, including, without limitation, discrimination and harassment, by any present or former Personnel of the Company, any applicant for employment, or classes of the foregoing; and (xiv) the Company has no knowledge that any of its Personnel in the position of Store Manager or supervisor has any current or immediate plans to terminate employment with the Company.

(c) Subject to the adjustment to the Purchase Price contemplated by Section 13.02(d), as of the applicable Closing Date, Purchaser shall assume accrued but unused and unpaid vacation for all employees hired by Purchaser as of such Closing Date.

(d) The Company has not violated the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state or local Law and during the last 90 days the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of WARN or any similar state or local Law.

(e) Nothing contained in this Agreement shall confer upon any Personnel of Sellers any right with regard to continued employment by Purchaser nor any third party beneficiary rights, nor shall anything herein interfere with the right of Purchaser after the applicable Closing Date to: (i) terminate the employment of any of its Personnel at any time, with or without cause or notice; or (ii) restrict Purchaser in the exercise of its independent business judgment in establishing or modifying any of the terms or conditions of the employment of its Personnel.

(f) Except as set forth in Schedule 7.10(f), (i) Sellers have not entered into any severance or similar arrangement in respect of any present or former Personnel that shall result in any obligation (absolute or contingent) of Purchaser to make any payment to any present or former Personnel following termination of employment, including the termination of employment effected, directly or indirectly, by the transactions contemplated by this Agreement, and (ii) the consummation of the transaction contemplated by this Agreement will not trigger, directly or indirectly, any severance or similar arrangement of Sellers payable by Purchaser after the Closing.

Section 7.11. Licenses and Permits. The Company has obtained all Licenses and Permits necessary for the conduct of the Business and all Licenses and Permits are in full force and effect. The Licenses and Permits are described in Schedule 7.11. The Company has made true and complete copies of all Licenses and Permits available to Purchaser. The Company is in compliance with all terms, conditions and requirements of all Licenses and Permits and no proceeding is pending or, to the knowledge of Company, threatened relating to the revocation or limitation of any of the Licenses and Permits.

Section 7.12. Insurance; Bonds With Respect to the Acquired Assets. With respect to the Acquired Assets:

(a) Schedule 7.12 lists all PMMIC policies (collectively, “Policies” and individually, a “Policy”), setting forth the carrier, policy number, expiration dates, premiums, description of type of coverage and coverage amounts. The Company has made true and complete copies of all such policies available to Purchaser.

(b) There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of Sellers or the Business. No bond is required to satisfy any contractual, statutory, or regulatory requirement applicable to the Company.

Section 7.13. Contracts and Commitments. Schedule I-B sets forth the list of Assigned Contracts, all of which are in full force and effect. Except as set forth in Schedule 7.13, neither the Company or any Shareholder, nor, to the knowledge of Sellers or any Shareholder, any other party thereto, has breached any provision of, or is in default under, the terms of, nor does any condition exist which, with notice or lapse of time, or both, would cause Sellers or, to the knowledge of the Company, any other party to be in default under, any Assigned Contract, insofar as such breach, default or condition would affect the Business, the Acquired Assets or Personnel.

Section 7.14. Suppliers. Schedule 7.14 sets forth a list of the Company’s ten (10) largest suppliers by dollar volume (with specification of the dollar volume) in the calendar years ended 2004 and 2005. No material supplier has terminated or changed in any material respect, or to the knowledge of Company intends to terminate or change in any material respect, its relationship with the Company.

Section 7.15. Compliance With Law. Except as set forth on Schedule 7.15, the Company and the Business as conducted at the Locations are in compliance with all applicable Laws, including without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, and product advertising. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to the Company, their Personnel, the business conducted at the Locations or any of the Acquired Assets, or is aware that any factual circumstances are likely to result in such default.

Section 7.16. Litigation. Except as set forth on Schedule 7.16, (a) there are no claims, actions, suits, proceedings, arbitral actions or investigations pending or, to the knowledge of Company, threatened against the Company, its officials, employees, Business or the assets thereof which would have any effect whatsoever on the Acquired Assets, the Business conducted at the Locations or the Personnel before or by any Governmental Entity; and (b) there are no unsatisfied judgments of any kind against the Company or the Acquired Assets with respect thereto.

Section 7.17. Title to the Acquired Assets and Related Matters. Sellers have good and marketable title to all of the Acquired Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. Except as set forth in Schedule I-B, Sellers have complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets, and the deeds and other instruments of assignment and transfer to be executed and delivered by Sellers to Purchaser at the Closing will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good and marketable title to the Acquired Assets. Other than the Required Consents, all consents necessary to consummate the transactions contemplated by this Agreement have been obtained, or will be obtained on or prior to and be in effect as of the applicable Closing Date, and are or will be when obtained valid and binding upon the persons giving the same. The Acquired Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes used. There does not exist any condition which interferes with the economic value or use of any of the Acquired Assets. The Acquired Assets include all properties and assets (tangible and intangible, and all leases, licenses and other agreements, but excluding the Excluded Assets) necessary to permit Purchaser to carry on the Business subsequent to the Closing as presently conducted by Sellers.

Section 7.18. Absence of Certain Business Practices. Except as set forth on Schedule 7.18, within the five (5) years immediately preceding the date of this Agreement, neither Sellers nor any Shareholder, official or employee, nor any other Person acting on behalf of Sellers have given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Sellers in connection with any actual or proposed transaction relating to the Business or the Acquired Assets), which might subject Sellers to any damage or penalty in any civil, criminal, or governmental litigation or proceeding

Section 7.19. No Other Agreements to Sell Assets. The Company has no obligation, absolute or contingent, to any other Person to sell any of the Acquired Assets, or to effect any merger, consolidation, or other reorganization of the Company, or to enter into any agreement with respect thereto.

Section 7.20. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or transactions contemplated by this Agreement as a result of any actions or commitments of the Company (or its Affiliates).

Section 7.21. Absence of Undisclosed Liabilities. Except as set forth on Schedule 7.21, the Acquired Assets will be conveyed to Purchaser pursuant to this Agreement free and clear of all Encumbrances other than the Permitted Encumbrances.

Section 7.22. All Material Information. To the knowledge of Sellers, Sellers have provided Purchaser with all material information relating to the Acquired Assets, the Business or its prospects, the operations of the Company, and the financial or other condition of Sellers, except such information that Purchaser has knowledge of or which generally affects the convenience store, grocery store, prepared food and gas station industries.

Section 7.23. Survival. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance hereof until the applicable Survival Date.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 8.01. Corporate Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Iowa and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

Section 8.02. Authorization and Validity of Agreement. Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder have been duly authorized by all necessary corporate action by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery, or performance. This Agreement has been duly executed by Purchaser and constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms.

Section 8.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Purchaser do not and shall not: (a) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing document of Purchaser, (b) violate any provision of Law of any Governmental Entity, or (b) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 8.04. Approvals and Consents. The execution, delivery and performance of this Agreement by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or other Person except for compliance with the Hart-Scott-Rodino Act and as may be required to obtain the transfer of any Licenses and Permits. Sellers and Purchaser agree to cooperate in the preparation and filing of any materials necessary to comply with the Hart-Scott-Rodino Act and agree to equally share the filing fees associated with such filing.

Section 8.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser (or its Affiliates).

ARTICLE IX. PRE-CLOSING COVENANTS OF SELLERS

Sellers individually covenant and agree to comply with the following provisions, as applicable to any such Seller:

Section 9.01. Maintenance of Corporate Status. Company will be maintained at all times as a duly organized corporation validly existing under the Laws of the State of Iowa.

Section 9.02. Operation of Business. The Company shall operate the Business in the usual, regular and ordinary manner only (other than as contemplated or permitted by the provisions of this Agreement) and the Company shall use commercially reasonable efforts to (a) preserve its present business organization intact, (b) preserve its relationships with employees, dealers, suppliers, customers, lenders and others having business dealings with it, (c) timely file all Tax Returns and timely withhold and pay all Taxes, and (d) maintain in full force and effect all Licenses and Permits reasonably required for the operation of the Business as presently conducted. Except as contemplated or permitted by the provisions of this Agreement, the Company shall not incur any material liabilities with respect to the Acquired Assets after the date hereof other than in the ordinary course of the Business.

Section 9.03. Actions Before the Applicable Closing Date. Sellers shall not take any intentional action which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect their obligations hereunder, and Sellers shall use commercially reasonable efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Sellers under this Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by Sellers to effect the transactions contemplated by this Agreement.

Section 9.04. Maintenance of Acquired Assets. Sellers shall maintain all of the Acquired Assets in their present order and condition (including routine or necessary maintenance), subject to normal wear and tear and normal obsolescence and the requirements of the Business, and will maintain insurance upon all of their assets and operations of the kind and in the amounts existing as of the date of this Agreement, to the extent available on a reasonably comparable basis.

Section 9.05. Maintenance of Records and Compliance with Laws. The Company shall maintain its books, accounts and records in the usual, regular and ordinary manner in accordance with past practices and will comply in all respects with all Laws, permits and licenses applicable to it and to the conduct of the Business.

Section 9.06. Access; Cooperation. The Company shall provide (and has heretofore provided) Purchaser and its accountants, attorneys and other authorized representatives, subject to the agreements and provisions regarding confidentiality and use of information contained in that certain Confidentiality Agreement dated February 24, 2006, by and between the Company and Purchaser (the “Confidentiality Agreement”), the right, upon reasonable notice and during normal business hours, to enter upon its offices and facilities in order to inspect its records and business operations and to consult with its officers and key employees regarding any of the Acquired Assets or the Business. The Company shall generally cooperate with Purchaser and its employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 9.07. Governmental Approvals. Promptly after the execution of this Agreement, Sellers shall file all applications and reports which are required to be filed by it with any Governmental Entity in connection with the transactions contemplated by this Agreement. Sellers shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.

Section 9.08. Notification of Certain Matters. Sellers shall give prompt notice to Purchaser of:

(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the applicable Closing Date; and

(b) any failure of Sellers to comply with or satisfy in any respect any material covenant, condition or agreement to be complied with or satisfied by Sellers hereunder. Sellers shall use commercially reasonable efforts to remedy promptly any such failure.

Section 9.09. Restrictive Covenants. Except as set forth on Schedule 9.09, Sellers and Shareholders covenant and agree that for a period of fifteen (15) years from and after the date of this Agreement or the term of any lease (including renewals), if shorter, any real property in which Sellers or Shareholders have a leasehold interest or that is owned by Sellers or

Shareholders, in each case that is contiguous to the Locations (as set forth on Schedule 9.09), will not be used for or in conjunction with any business that includes the sale of gasoline or other motor fuels, cigarettes, tobacco products, groceries, alcoholic beverages or prepared foods including pizza and donuts. This covenant shall run with the land and be binding upon all assignees, transferees and successors in interest to the property for said term of fifteen (15) years or the term of any lease (including renewals), if shorter. Sellers and Shareholders agree to file the documents necessary to notify any future assignee, transferee or successor in interest to the property of the existence of this restrictive covenant. As of the applicable Closing Date, the parties shall execute an agreement reflecting the foregoing arrangements.

ARTICLE X. PRE-CLOSING COVENANTS OF PURCHASER

Purchaser covenants and agrees to comply with the following provisions:

Section 10.01. Actions Before the Applicable Closing Date. Purchaser shall not take any action which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and Purchaser shall use its commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Purchaser under this Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by Purchaser to effect the transactions contemplated by this Agreement.

Section 10.02. Cooperation. Purchaser shall generally cooperate with Sellers and its employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 10.03. Governmental Approvals. Promptly after the execution of this Agreement, Purchaser shall file all applications and reports which are required to be filed by Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.

Section 10.04. Notification of Certain Matters. Purchaser shall give prompt notice to Sellers of:

(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the applicable Closing Date; and

(b) any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by Purchaser hereunder. Purchaser shall use commercially reasonable efforts to remedy promptly any such failure.

ARTICLE XI. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND EACH OTHER SELLER

The obligation of Company and each other Seller to consummate the transactions provided for in this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Company in its sole discretion:

Section 11.01. Deliveries by Purchaser. Purchaser shall have made delivery to Sellers of the documents and items specified in Section 4.03 herein.

Section 11.02. Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the First Closing Date as if made by Purchaser on and as of that date, and Sellers shall have received a certificate to that effect from Purchaser dated such Closing Date.

Section 11.03. Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by Purchaser on or before the First Closing Date, and Sellers shall have received a certificate to that effect from Purchaser dated such Closing Date.

Section 11.04. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid or unenforceable in any material respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

Section 11.05. Required Approvals. All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

Section 11.06. Required Consents. All Required Consents and any consent and/or approval required by Iowa Stores, LLC with respect to Store Nos. 41, 43 and 44 shall have been received by the Sellers.

ARTICLE XII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

Section 12.01. Deliveries by Sellers. Sellers shall have made delivery to Purchaser of the documents and items specified in Section 4.02 herein.

Section 12.02. Representations and Warranties of Sellers. All representations and warranties made by the applicable Sellers in this Agreement shall be true and correct in all material respects on and as of the First Closing Date as if made by such Seller on and as of such date, and Purchaser shall have received a certificate to that effect from the Company dated such Closing Date.

Section 12.03. Performance of the Obligations of Sellers. Unless performance is contemplated to be completed after the execution of this Agreement or Purchaser has otherwise waived in writing performance for a stated period of time, each Seller shall have performed in all material respects all obligations required under this Agreement to be performed by such Seller on or before the First Closing Date, including without limitation, all obligations under Section 5.08 (and all Unsatisfactory Exceptions shall have been released, all Unsatisfactory States of Facts shall have been corrected and all of the requirements of Purchaser shall have been satisfied), and Purchaser shall have received a certificate to that effect from the Company dated such Closing Date.

Section 12.04. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

Section 12.05. Required Approvals. All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

Section 12.06. Required Consents. All Required Consents and any consent and/or approval required by Iowa Stores, LLC with respect to Store Nos. 41, 43 and 44 shall have been received by the Sellers.

ARTICLE XIII. OTHER AGREEMENTS

Section 13.01. Taxes. Sellers shall pay all Taxes and any Tax deficiency, interest or penalty asserted with respect thereto, and all recording and filing fees, that may be imposed by reason of the sale, transfer, assignment or delivery by Sellers of the Acquired Assets. Sellers shall be responsible for the preparation and filing of all required Tax Returns and (except for any Taxes expressly assumed by Purchaser pursuant to Section 3.06) shall be liable for the payment of any and all Taxes relating to all periods through the applicable Closing Date (including all Taxes resulting from the sale and transfer by Sellers of Acquired Assets hereunder).

Section 13.02. Employee Matters.

(a) Employee Review. Not less than 15 days prior to the applicable Closing Date, the Company shall provide to Purchaser a list of all active employees of the Company as of a recent date, showing then-current positions and rates of compensation, and shall provide to Purchaser an opportunity to privately interview each such employee, as Purchaser may request, at a reasonable time and place. Within 5 days of the receipt by Purchaser of such list from the Company, Purchaser shall notify the Company in writing which employees (“Prospective Employees”) it plans to provide with offers of employment, provided they are actively employed (whether or not actively at work on such Closing Date). Notification of intent to hire as to a particular employee shall not create any obligation of Purchaser to extend an offer of employment to such employee. Prospective Employees that primarily work at any Store who accept Purchaser’s offer of employment and become employees of Purchaser within thirty (30) days of the applicable Closing Date and Prospective Employees that primarily work at the corporate offices of the Company (including individuals working in information technology, any store operations supervisor, and individuals working in the accounting department) who accept Purchaser’s offer of employment and become employees of Purchaser within ninety (90) days of the applicable Closing Date are referred to herein as “New Employees.”

(b) Service Credit for New Employees. The Company agrees Purchaser shall be under no obligation to and shall not assume sponsorship of any Company Plan. In no event shall Purchaser be obligated to amend any existing Plan of Purchaser or to adopt any new Plan in order to carry out the intent of this Agreement, and no provision hereof shall be construed to so require.

(c) Benefit Plans.

(i) No New Employee shall be eligible for coverage under any medical, dental, vision, prescription drug, life insurance and other welfare benefit plans maintained by Purchaser for its employees (“Purchaser’s Welfare Plans”), except in strict accordance with the eligibility provisions of Purchaser’s Welfare Plans on the applicable Closing Date. However, Purchaser will comply with all laws and regulations which may be applicable to the transactions contemplated by this Agreement. The foregoing notwithstanding, it is agreed that New Employees who are full-time employees of the Company and are participants in the Company’s medical benefits plan will be permitted to enter Purchaser’s corresponding Plan with no waiting period. Additionally, Purchaser shall make available to full-time New Employees, through a special enrollment period, the opportunity to participate in certain of Purchaser’s Welfare Plans including (a) dental, (b) life insurance, (c) short-term disability and (d) long-term disability. These benefits shall be immediately available to such New Employees without any accompanying waiting period. In the event a New Employee fails to enroll in any such Purchaser Welfare Plan during such special enrollment period, such New Employee shall be eligible to enroll in the Purchaser’s Welfare Plans pursuant to and in accordance with the terms and conditions of such plans applicable to other employees of Purchaser.

(ii) New Employees shall be eligible to participate in Purchaser’s savings plans, such as any 401K savings plan, and in any Internal Revenue Service “Section 125 Cafeteria Plan”, or similar flexible spending account plans, on the same terms and conditions as applicable to other employees of Purchaser.

(iii) Each New Employee will be responsible for any individual costs and expenses incurred in connection with any deductibles or out-of-pocket expenses associated with any benefits to which such New Employee is eligible under Purchaser’s Welfare Plans.

(iv) Any sick time accrued by any New Employees while employed by the Company shall be separately addressed by the Company, and Purchaser shall have no responsibility to make any payments relating thereto or to accept or honor such accrued sick time. Each New Employee shall begin to accrue sick time upon commencement of employment with Purchaser in accordance with Purchaser’s policies relating thereto.

(v) New Employees who are part-time employees shall only be eligible to participate in the Purchaser’s Welfare Plans pursuant to the terms and conditions thereof as applicable to other part-time employees of Purchaser, and may not be eligible for any special enrollment that may otherwise be available to full-time New Employees.

(d) Vacation. With respect to accrued vacation, the Company will pay each New Employee, prior to their commencement of work for Purchaser, or as soon as practicable thereafter, for all accrued paid vacation in excess of the annual vacation accrual that employees of the same job description and years of full-time service would receive pursuant to the employment policies of Purchaser then in effect.

Each full-time New Employee of Purchaser will commence employment with Purchaser with an accrued paid vacation entitlement equal to the portion of their vacation accrual with the Company for which no payment has been made pursuant to the foregoing paragraph, and the Purchase Price shall be reduced by an amount equal to the aggregate of each New Employee’s Vacation Payout. For purposes of this paragraph “Vacation Payout” shall mean, with respect to any New Employee, an amount equal to 109.15% of the product of (x) the total number of vacation hours accrued by such New Employee while employed by the Company and (y) such New Employee’s then current hourly rate at which such New Employee is paid by the Company.

Each full-time employee of the Company who enters full-time employment with Purchaser with less than one (1) week of accrued paid vacation will be granted such additional vacation as will make the employee’s total accrued paid vacation equal to one week; provided that any and all costs and expenses incurred by Purchaser in connection with providing any additional vacation days shall be the sole responsibility of Purchaser and the Company shall have no obligation to pay for or incur any costs or expenses in connection therewith. Any additional vacation so granted must be taken within the first year of employment with Purchaser and shall be taken at the times mutually agreed to by Purchaser and the relevant New Employee.

After the first year of full-time employment with Purchaser, each full-time employee will be entitled to paid vacation in accordance with Purchaser’s policies as from time to time constituted, based on the employee’s total years of continuous full-time employment (without breaks in service or any return to part-time status) with the Company and Purchaser combined.

(e) General. The Company and Purchaser shall give any notices required by Law and take whatever other actions with respect to the plans described in this Section 13.02 as may be necessary to carry out the arrangements in this Section 13.02. The Company and Purchaser shall provide each other with such plan documents and descriptions, employee data and other information as may reasonably be required to carry out the arrangements described in this Section 13.02. If any of the arrangements in this Section 13.02 are determined by the Internal Revenue Service or other applicable Governmental Entity, or by a court of competent jurisdiction, to be prohibited by Law, the Company and Purchaser shall modify such arrangements to as closely as possible retain the intent of the parties as reflected herein in a manner that is not so prohibited.

(f) No Third Party Beneficiaries. Nothing in this Section 13.02 or elsewhere in this Agreement shall be deemed to make any employee of the Company a third party beneficiary of this Agreement.

(g) Liability for Seller’s Plans. It is expressly understood that Purchaser assumes no liability or obligation for any of Company Plans or Company Benefit Obligations, and that the ongoing operations or termination of such Company’s Plans or Company Benefit Obligations, and any expenses incidental thereto, shall be the sole responsibility of the Company.

Section 13.03. Cooperation on Tax Matters. The Company shall furnish or cause to be furnished to Purchaser, as promptly as practicable, whether before or after the applicable Closing Date, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing by Purchaser of any Tax Return, claim for refund, or other required or optional filings relating to Tax matters, for the preparation by Purchaser for, and proof of facts during, any Tax audit, for the preparation by Purchaser for any Tax protest, for the prosecution or defense by Purchaser of any suit or other proceeding relating to Tax matters, or for the answer by Purchaser to any governmental or regulatory inquiry relating to Tax matters.

Section 13.04. Files and Records. Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the applicable Closing Date which relate to the Business before such Closing Date, for a period of no less than seven (7) years from such Closing Date. In addition, from and after the applicable Closing Date, upon reasonable notice and during normal business hours, Purchaser shall provide access to the Company and its attorneys, accountants and other representatives, at the Company’s expense, to such Files and Records as the Company may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding.

Section 13.05. License to Use Name and Logo. The Company shall License and otherwise authorize the Purchaser to use the name “Nordy’s” and the “Nordy” logo for one year after the applicable Closing Date at a cost of One Dollar ($1.00) per year. The License shall be limited to the Stores now owned by the Company where the “Nordy’s” name is being used as of the date of this Agreement.

To the extent that Purchaser does not purchase any Location pursuant to the terms hereof, Purchaser shall grant a nonexclusive, royalty free license to Sellers to use the name HandiMart and any other trade names transferred hereby so long as Sellers or their Affiliates own any such Location, but in no event longer than three years from the Closing Date. Upon any transfer of any such Location, the transferee of such Location shall be entitled to use the name HandiMart or any other trade name transferred by this Agreement for a period of six months following the transfer of such Location.

Section 13.06. Non-Compete. In further consideration of the payments to be made by the Purchaser hereunder, the Sellers and Shareholders covenant and agree that for a period of fifteen (15) years from and after the First Closing Date they will not engage in a business the same as or similar to the business conducted by Purchaser at its Casey’s General Stores or participate therein in any capacity, as an owner, investor, director, officer, consultant, employee or financier, within an area encompassing any state in which Purchaser or its Affiliates own, operate or franchise a convenience store as of the date of execution of this Agreement, except as expressly provided in the Non-Competition Agreements which are attached as Exhibits C-1, C-2 and C-3 hereto.

Section 13.07. Licenses and Permits. The Purchaser shall obtain new operating licenses, product licenses and permits, and tax permits, as necessary, for each Location and shall promptly notify all concerned state, federal, and local governmental agencies of the change in ownership. To the extent permitted by Law, Purchaser shall be permitted to use any permits or licenses of the Sellers held in connection with the Business and any Location, until new permits and/or licenses have been obtained; and Sellers, upon request, agree to grant any consents or approvals necessary to implementation of such use by the Purchaser, subject to Purchaser’s obligation to hold Sellers harmless from all expenses, liability or other consequences of such use. Purchaser agrees to reimburse Sellers for the unused portion of any pre-paid fees for Licenses and Permits assigned to the Purchaser. Upon receipt of all necessary permits and licenses by the Purchaser, Sellers shall cancel their existing Licenses and Permits (except those assigned to the Purchaser) and shall file final reports and/or Tax Returns with each concerned agency or official and shall pay any taxes, penalties or other charges due thereunder not attributable to Purchaser’s use thereof.

ARTICLE XIV. INDEMNIFICATION

Section 14.01. Indemnification by Company and each other Seller. Company and each other Seller shall jointly and severally indemnify and hold harmless Purchaser and its successors and their respective employees, officers, directors, representatives and agents from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses, including without limitation, reasonable attorneys’ fees (and costs and reasonable attorneys’ fees as is provided by Law in respect of any suit to enforce this provision) (each a “Claim”; provided, however, that the term “Claim” shall not include any punitive damages) arising from or relating to (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Company or any other Sellers in this Agreement; (b) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Sellers or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring prior to the First Closing Date, including without limitation, any successor liability or responsible officer liability asserted against Purchaser for Taxes or otherwise relating to events occurring prior to such Closing Date; (c) any investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, or the use of underground storage tanks by Sellers to the extent such contamination, storage, treatment, release, transportation, disposal or use occurred relating to any time on or before such Closing Date as specified in the Environmental Response and Indemnification Agreement substantially in the form of Exhibit B; (d) any investigation, civil, criminal or administrative action with respect to the Company’s Benefit Obligations or Company Plans; (e) any COBRA obligation of Sellers arising from any qualifying event as defined under

Code Section 4980B(f)(3) and ERISA Section 603 occurring on or before such Closing Date; and (f) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing. The Shareholders shall indemnify and hold harmless Purchaser and its successors, officers, directors, representatives and agents from and against any and all Claims resulting from or relating to any misrepresentation with respect to the representation set forth in Sections 7.17 and 7.21; provided that the indemnification provided by the Shareholders shall be the exclusive remedy against the Shareholders that is available to Purchaser and the liability of the Shareholders shall be limited to an amount equal to that portion of the Purchase Price paid to the Company pursuant to Section 3.01.

Section 14.02. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Company and each other Seller and their respective successors, officers, directors, representatives and agents from and against any and all Claims resulting from or relating to (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Purchaser in this Agreement; (b) any and all suits, actions, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing; and (c) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Purchaser or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring after the First Closing Date.

Section 14.03. Procedure.

(a) After acquiring actual knowledge of any Claim for which one of the parties hereto (the “Indemnified Party”) is entitled to indemnification against another party (the “Indemnifying Party”) pursuant to this Article XIV, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide written notice shall not relieve the Indemnifying Party of its obligations under this Article XIV except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of written notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party if the Indemnifying Party was responsible for such Claim. The Indemnified Party shall have the right to settle or compromise any Claim against it, and, as the case may be, recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the same and was reasonable for such Claim. The Indemnifying Party shall not settle or compromise any claim against the Indemnified Party without the prior written consent of the Indemnified Party.

(b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article XIV, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

Section 14.04. Limitation on Indemnification by Company and each other Seller. The obligations of Company and each other Seller pursuant to the provisions of Section 14.01 are subject to the following limitations:

(a) The Purchaser shall not be entitled to indemnification under Section 14.01 until the total amount which the Purchaser would recover under Section 14.01, but for this Section 14.04, exceeds the Basket, in which event the Purchaser shall be entitled to recover for all Claims recoverable under Section 14.01, including the amount in the Basket; provided, however, that the Purchaser shall not be entitled to indemnification for any such Claims following the applicable Survival Date. The foregoing limitation on the indemnification obligation by the Company and each other Seller shall not apply to recovery under Section 14.01 for Claims made based on an alleged breach of one or more of the Extended Representations and Warranties or to claims made under the Environmental Response and Indemnification Agreement, but such indemnification pursuant to the terms of the Escrow Agreement shall otherwise be Purchaser’s sole and exclusive remedy against the Company and each other Seller. Other than the Extended Representations and Warranties, the maximum indemnification liability of Sellers shall be limited to the amount held in and claims shall only be made from the Escrow pursuant to the terms of the Escrow Agreement and the provisions of Exhibit B (Environmental Response and Indemnity Agreement) hereto or other environmental matters. In no event shall claims for ordinary repairs or maintenance occasioned by ordinary wear and tear be included in the Basket.

(b) Notwithstanding the foregoing, the Purchaser shall not be entitled to indemnification hereunder if, on the date of this Agreement, one of the representatives of Purchaser identified on Schedule 14.04(b) had actual knowledge of a breach of a representation or warranty with respect to which the Purchaser is seeking indemnification.

ARTICLE XV. TERMINATION

Section 15.01. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing:

(a) by the Company if there has been a material misrepresentation or a material default or material breach by Purchaser with respect to Purchaser’s representations and warranties in Articles V, VI and VII of this Agreement or the due and timely performance of any of the covenants or agreements of Purchaser contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Purchaser of notice specifying particularly such default or breach or if the breach could not be cured within thirty (30) days, only if the Purchaser fails to begin to take remedial action within the thirty (30) day period or if such remedial action is commenced within thirty (30) days but does not continue in a businesslike manner until such default or breach is materially cured;

(b) by Purchaser, if there has been a material misrepresentation or a material default or material breach by any Seller with respect to its representations and warranties in Article VII of this Agreement or the due and timely performance of any of the covenants and agreements of any Seller contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by such Seller of notice specifying particularly such default or breach only if the default or breach could be cured within thirty (30) days, otherwise, only if such Seller fails to begin to take remedial action within the thirty (30) day period and such remedial action continues in a businesslike manner until such default or breach is materially cured;

(c) by Sellers or Purchaser at any time after October 31, 2006, if the Closing has not occurred and the party seeking to terminate this Agreement is not in breach or default of any provisions of this Agreement;

(d) by mutual agreement of the Company and Purchaser. This Agreement may not be terminated after completion of the Closing.

Section 15.02. Effect of Termination. In the event this Agreement is terminated pursuant to Section 15.01 of this Agreement, all obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that the obligations of the parties set forth in Sections 16.01, 16.02 and 16.03 of this Agreement shall indefinitely survive the termination of this Agreement.

ARTICLE XVI. MISCELLANEOUS

Section 16.01. Confidential Information. All parties agree that they will treat in confidence all documents, materials and other information regarding the other parties which it shall have obtained during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date hereof) or the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or (f) is required to be disclosed by a rule or order of any court of competent jurisdiction.

Section 16.02. Public Announcements. No party shall make any press release or public announcement concerning the transaction provided for in this Agreement except as expressly agreed upon by the other parties; provided, however, Purchaser shall be permitted to make any public announcement without the consent of Sellers in order to comply with the requirements of the Securities and Exchange Commission or any other body regulating publicly traded corporations; provided, however, that Purchaser shall use its best efforts to provide Sellers with prompt written notice of its intent to make such disclosure.

Section 16.03. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation, any legal fees, accounting fees and any broker or finder fees.

Section 16.04. Utilities Proration. With respect to each Location, Purchaser shall be solely responsible for all utility charges with respect to the Business on and after the Closing Date. Purchaser and Sellers shall use commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the day before the Closing Date or the opening of business on the Closing Date and for bills to be rendered to Sellers based upon such readings and such utilities to be transferred from Sellers to Purchaser. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Closing Date between Sellers and Purchaser (based upon the number of days in applicable pre-Closing and post-Closing periods.)

Section 16.05. Risk of Loss. Any loss or damage to the Acquired Assets from fire, theft or other casualty or cause, reasonable wear and tear excepted, prior to the applicable Closing Date, shall be the responsibility of Sellers.

Section 16.06. Reasonable Efforts: Cooperation. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of the other party to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as the other party may reasonably require, in order to effectively carry out the intent of this Agreement.

Section 16.07. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and addressed as follows:

If to Company or any other Seller, to:

Nordstrom Oil Company

Attention: David V. Nordstrom

and Steven D. Nordstrom

1400 6th St SW

Cedar Rapids, IA 52404

Tel. No.	(319) 365-8664
Fax No.	(319) 297-6098

Email address: dnordstrom@handimart.com

With a copy to:

Gregg Vignos

Paul, Hastings, Janofsky &Walker LLP

55 Second Street, 24th Floor

San Francisco, CA 94105-3441

Tel. No.	(415) 856-7210
Fax No.	(415) 856-7100

If to Purchaser, to:

Casey’s Marketing Company

Eli J. Wirtz, Sec./Treas.

P.O. Box 3001

One Convenience Boulevard

Ankeny, Iowa 50021-8045

Tel. No.	515-965-6501
Fax No.	515-965-6160

Email Address: legal@caseys.com

With a copy to:

John D. Hintze

Ahlers & Cooney, P.C.

100 Court Avenue, Suite 600

Des Moines, Iowa 50309

Tel. No.	515-246-0309
Fax No.	515-243-2149

Email Address: jhintze@ahlerslaw.com

Notwithstanding anything herein to the contrary, notice shall be supplemented by an email with the required content. Any party may change its address for the purpose of this Section 16.06 by giving the other parties written notice of its new address in the manner set forth above.

Section 16.08. 1031 Exchange. The Company may structure the disposition of any of the Real Property as a like-kind exchange under Internal Revenue Code Section 1031 at the Company’s sole cost and expense, and Purchaser shall reasonably cooperate therein, provided that any exchange shall not be a condition to Closing.

Section 16.09. Headings. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 16.10. Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Except as otherwise specifically provided in this Agreement (such as by “sole,” “absolute discretion,” “complete discretion”, or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver or approval of a party, such consent, waiver and/or approval shall not be unreasonably withheld or delayed.

(c) (i) Nothing in the schedules and/or exhibits to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule or exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.

(ii) The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

(d) (i) Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

(ii) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(iii) The word “including” means “including, without limitation.”

Section 16.11. Severability. If any provision of this Agreement is declared by any Governmental Entity to be null, void or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Agreement shall remain in full force and effect.

Section 16.12. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 16.13. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 16.14. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Sellers and Purchaser and their respective successors and permitted assigns.

Section 16.15. Successors and Assigns. No party hereto shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect; provided, however, Purchaser may, without consent, assign all its rights and delegate its obligations hereunder to a subsidiary of Purchaser or to a corporation under direct or indirect common control with Purchaser. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 16.16. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the Laws of the State of Iowa (without giving effect to the principles of conflicts of laws thereof). If for any reason whatsoever any dispute that is not subject to Iowa law than neither party shall be entitled to or subjected to (and each party waives any entitlement to) punitive and exemplary damages regardless of the nature of a parties conduct. The parties agree to submit any disputes regarding the transaction contemplated by this Agreement exclusively to the courts located in Des Moines, Iowa. The parties agree to waive any and all defenses to personal jurisdiction and/or venue.

Section 16.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

“SELLERS” NORDSTROM OIL COMPANY

By:	/s/ David V. Nordstrom
Name:	David V. Nordstrom
Title:	President

NORDCO, L.L.C.

By:	/s/ David V. Nordstrom
Name:	David V. Nordstrom
Title:	Member

NORDY’S, L.L.C.

By:	/s/ David V. Nordstrom
Name:	David V. Nordstrom
Title:	Member

JET TRANSPORT COMPANY

By:	/s/ David V. Nordstrom
Name:	David V. Nordstrom
Title:	President

PYLON DEVELOPMENT, L.L.C.

By:	/s/ Kristin N. Hayes
Name:	Kristin N. Hayes
Title:	Manager

Signature Page to Asset Purchase Agreement

“PURCHASER” CASEY’S MARKETING COMPANY

By:	/s/ Robert J. Myers
Name:	Robert J. Myers
Title:	Vice President

Signature Page to Asset Purchase Agreement

“SHAREHOLDERS” (Solely for Sections 7.17, 7.21 and 14.01) DAVID NORDSTROM

/s/ David Nordstrom

STEVEN NORDSTROM

/s/ Steven Nordstrom

Signature Page to Asset Purchase Agreement